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EXHIBIT 21.1

DG FASTCHANNEL, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation
Unicast EMEA, Ltd.	United Kingdom
Unicast Germany GmbH	Germany

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  EXHIBIT 21.1
DG FASTCHANNEL, INC. AND SUBSIDIARIES